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                                                                     EXHIBIT 4.2

                    TRUST UNDER AVERY DENNISON CORPORATION
                           CAPITAL ACCUMULATION PLAN

          This Agreement is made as of the 1st day of October, 1997, by and between Avery Dennison Corporation, a Delaware corporation (the "Company") and Wachovia Bank, N.A. ("Trustee");

          WHEREAS, Company has adopted the Avery Dennison Corporation Capital Accumulation Plan (the "Plan").

          WHEREAS, Company has incurred or expects to incur liability under the terms of the Plan with respect to the individuals participating in the Plan;

          WHEREAS, Company wishes to establish a trust (the "Trust'') and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company's Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

          WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

          WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

          NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

     1.   ESTABLISHMENT OF TRUST

          (a) Company hereby deposits with Trustee in trust $____________, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

          (b)  The Trust hereby established shall be irrevocable.

          (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

          (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual

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rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a).

          (e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

          (f) Property deposited pursuant to subsection (e) may consist of shares of Company Common Stock, par value $1.00 ("Shares"). If any Shares are contributed to the Trust, Company shall, by virtue of such contribution, represent that such Shares are validly issued, fully paid, nonassessable and transferrable, subject to the requirements of applicable federal and state securities laws. Company shall further represent that such Shares have been registered on a Form S-8 (or another appropriate registration form) filed with the Securities and Exchange Commission or such contribution to the Trust is otherwise exempt from registration under the Securities Act of 1933, as amended. Company shall advise Trustee of any limitations on the resale of such Shares. Company shall also use its reasonable efforts to register or qualify resales of such Shares under the applicable "blue sky" or state securities laws.

          (g) Company represents that it shall restrict participation in the Plan to directors and to a "select group of management or highly compensated employees," as that phrase is used in and defined under Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     2.   PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.

          (a) The administrator (the "Administrator") appointed for purposes of the Plan and this Trust by the Committee (as defined in the Plan) shall deliver to Trustee a schedule (the "Election Schedule") that indicates the deferral elections attributable to each Plan participant (and his or her beneficiaries), and that further provides a formula or other instructions acceptable to Trustee for determining the amounts payable to each Plan participant, the form in which such amounts are to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to Plan participants and their beneficiaries in accordance with such Election Schedule. Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company. Trustee may delegate to Company the responsibility for the reporting and withholding as described above.

          (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

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          (c)  Unless otherwise provided in this subsection, all payments from the Trust shall be in cash except that Trustee may, at the direction of the Administrator, distribute assets held in the Trust other than in the form of Shares (except as provided below) to Plan participants or their beneficiaries; provided that in the event of a distribution in kind, the Administrator shall
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advise Trustee of the value of the assets distributed and Trustee may conclusively rely upon such information without further inquiry. The foregoing notwithstanding, no such in-kind distribution shall be authorized if and to the extent that such authorization would cause any right of payment to the Plan participants or their beneficiaries from Company to be deemed a "derivative security" within the meaning of Rule 16a-1(c)(3) (including paragraph (i) thereunder) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Shares contributed to fund a stock-denominated obligation or award may be distributed to a Plan participant or his or her beneficiaries pursuant to the Election Schedules unless such Plan participant is or has been subject to Section 16 of the Exchange Act, in which case no payments from the Trust shall be in Shares until such time as the Plan participant has not been subject to a transaction which would create a "short swing transaction" as defined under Section 16 of the Exchange Act.

          (d) If the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan or any Election Schedule, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.

     3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT.

          (a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. Company shall be considered "Insolvent'' for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

          (b) At all times during the continuance of this Trust, as provided in Section l(d) the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

          1. The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

          2. Unless Trustee has actual knowledge of Company's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

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          3.   If at any time Trustee has determined that Company is Insolvent,
               Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.

          4. Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

          (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

     4.   PAYMENTS TO COMPANY.

          Except as provided in Section 3, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

     5.   INVESTMENT AUTHORITY.

          (a) Trustee shall have the authority, as directed by the Administrator, to borrow funds, and to invest in government securities, common stocks, preferred stocks, bonds, notes, commercial paper, fixed time deposits, money market instruments, and mutual funds, including any investment offered by the Trustee's affiliates. Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Company, provided, however, that if Trustee makes any sale or other disposition of securities issued by the Company, such sale or other disposition must be effected through an open-market transaction. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants. The Administrator may delegate to each Plan participant the right to express his or her preference as to the appropriate allocation range within the authorized investments selected by the Administrator. Trustee retains the authority to select the actual investment allocation for each Plan participant.

          (b) Notwithstanding the foregoing, assets of the Trust may be invested in Shares only if such Shares have been deposited in the Trust pursuant to Sections 1(a) or (f), or to the extent a Plan participant elects to allocate all or a portion of his or her Deferral Account (as defined in the Plan) into Shares.

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     6.   DISPOSITION OF INCOME.

          During the term of this Trust, all income received by the Trust, net of expense and taxes, shall be accumulated and reinvested.

     7.   ACCOUNTING BY TRUSTEE.

          Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within thirty (30) days following the close of each fiscal year and within ninety (90) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other Property held in the Trust at the end of such year or as of the date of such removal or resignation as the case may be.

     8.   RESPONSIBILITY OF TRUSTEE.

          (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. Trustee further agrees that it is a fiduciary with respect to its duties hereunder and with respect to any assets acquired, held or disposed of in connection with this Trust.

          (b) Company shall indemnify Trustee from and against any and all claims, demands, losses, damages, expenses (including, by way of illustration and not limitation, reasonable attorneys' fees and litigation costs), judgments and liabilities (collectively "Losses") arising from, out of, or in connection with the performance of Trustee's obligations in accordance with the provisions of this Agreement, except where such Losses are determined to be due to Trustee's proven fraud, gross negligence or willful misconduct.

          (c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

          (d) Trustee may hire agents, accountants, actuaries, investment Advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

          (e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

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          (f)  Notwithstanding any powers granted to Trustee pursuant to this
Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

     9.   COMPENSATION AND EXPENSES OF TRUSTEE.

          Company shall pay all administrative and Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

     10.  RESIGNATION OR REMOVAL OF TRUSTEE.

          (a) Trustee may resign at any time by written notice to Company, which shall be effective sixty (60) days after Company's receipt of such notice unless Company and Trustee agree otherwise.

          (b) Trustee may be removed by Company on sixty (60) days notice or upon shorter notice accepted by Trustee; provided, however, that such removal
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shall be subject to the prior approval of Plan participants (or their beneficiaries) who represent, in the aggregate, greater than fifty percent of Plan participants as of the date of Company's appointment of the successor Trustee.

          (c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within ninety (90) days after Company's receipt of notice of such resignation, removal or transfer, unless Company extends the time limit.

          (d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11, by the effective date of resignation or removal under subsections (a) or (b) of this Section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

     11.  APPOINTMENT OF SUCCESSOR.

          (a) If Trustee resigns or is removed in accordance with Section 10(a) or (b), Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trust powers under state law, as a successor to replace Trustee upon resignation or removal; provided, however,
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that such appointment shall be subject to the prior approval of Plan participants (or their beneficiaries) who represent, in the aggregate, greater than fifty percent of Plan participants as of the date of Company's appointment of the successor Trustee. Subject to the approval required by the immediately preceding sentence, the appointment shall be effective when accepted in writing by the successor Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

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          (b)  The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8. The successor Trustee shall not be responsible for and Company shall indemnify, and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event or any condition existing at the time it becomes successor Trustee.

     12.  AMENDMENT OR TERMINATION.

          (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable.

          (b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust, Company may designate any organization described in Section 501(c)(3) of the Code to receive any assets remaining in the Trust.

          (c) Upon written approval of Plan participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, Company may terminate this Trust prior to the time all benefit payments under the Plan have been made.

     13.  MISCELLANEOUS.

          (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

          (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

          (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements entered into and to be performed entirely therein.

     14.  EFFECTIVE DATE.

          The effective date of this Agreement shall be October 1, 1997.

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          IN WITNESS WHEREOF, the parties hereto have caused this Trust
Agreement to be executed as of the day and year first above written.


                                   The "COMPANY"
                                   AVERY DENNISON CORPORATION,

                                   a Delaware corporation


                                   By:__________________________________
                                   Name:
                                   Title:


                                   The "TRUSTEE"

                                   WACHOVIA BANK, N.A.


                                   By:__________________________________
                                   Name:
                                   Title:

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